Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2017

Winning Established Programs from Competitors;
Investing for Growth in Coming Fiscal Year
Spokane Valley, WA— May 2, 2017 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended April 1, 2017.
For the third quarter of fiscal year 2017, Key Tronic reported total revenue of $113.6 million, compared to $118.4 million in the same period of fiscal year 2016. For the first nine months of fiscal year 2017, total revenue was $349.3 million, compared to $361.1 million in the same period of fiscal year 2016.
Net income for the third quarter of fiscal year 2017 was $1.0 million or $0.09 per share, compared to $1.8 million or $0.16 per share for the third quarter of fiscal year 2016. For the first nine months of fiscal year 2017, net income was $4.3 million or $0.39 per share, compared to $4.4 million or $0.39 per share for the same period of fiscal year 2016.
For the third quarter of fiscal year 2017, gross margin was 8.0% and operating margin was 1.6%, compared to 8.4% and 2.3%, respectively, in the same period of fiscal 2016.
“During the third quarter of fiscal 2017, our new programs continued to ramp, despite a slowdown in demand from a few longstanding customers, which has also impacted our margins,” said Craig Gates, President and Chief Executive Officer. “At the same time, we continued to ramp significant new business from other EMS competitors that we expect will set up revenue growth in fiscal 2018.”
“We recently won two new programs involving electronic scheduling devices and pool controllers. Moving into the fourth quarter, we continue to see a strong pipeline of potential new business and our new programs continue to ramp, offsetting softening demand for a few current programs. At the same time, we continue to invest in expanding our SMT, sheet metal and plastic molding capabilities in preparation for future growth.”

Business Outlook
For the fourth quarter of fiscal year 2017, the Company expects to report revenue in the range of $112 million to $117 million, and earnings in the range of $0.10 to $0.15 per diluted share. These expected results assume an effective tax rate of 25% in the quarter.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-221-3894 or +1-913-312-0683 (Access Code: 8039313). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 8039313).
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2017. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic, legal and regulatory environment and its impact on our customers and suppliers; the availability of parts from the supply chain; the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Net sales	$113,601	$118,448	$349,253	$361,060
Cost of sales	104,462	108,493	320,793	333,076
Gross profit	9,139	9,955	28,460	27,984
Research, development and engineering expenses	1,569	1,634	4,756	4,696
Selling, general and administrative expenses	5,721	5,564	16,518	16,348
Total operating expenses	7,290	7,198	21,274	21,044
Operating income	1,849	2,757	7,186	6,940
Interest expense, net	566	620	1,707	1,674
Income before income taxes	1,283	2,137	5,479	5,266
Income tax provision	322	354	1,198	879
Net income	$961	$1,783	$4,281	$4,387
Net income per share — Basic	$0.09	$0.17	$0.40	$0.41
Weighted average shares outstanding — Basic	10,759	10,711	10,755	10,709
Net income per share — Diluted	$0.09	$0.16	$0.39	$0.39
Weighted average shares outstanding — Diluted	10,957	11,068	10,916	11,298

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 1, 2017	July 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$911	$1,018
Trade receivables, net of allowance for doubtful accounts of $138 and $135	62,331	61,678
Inventories	98,806	107,006
Other	11,233	11,757
Total current assets	173,281	181,459
Property, plant and equipment, net	31,030	27,925
Other assets:
Deferred income tax asset	8,507	8,982
Goodwill	9,957	9,957
Other intangible assets	5,082	5,928
Other	1,821	1,673
Total other assets	25,367	26,540
Total assets	$229,678	$235,924
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,390	$58,967
Accrued compensation and vacation	7,967	9,571
Current portion of debt	5,841	5,000
Other	12,167	10,572
Total current liabilities	75,365	84,110
Long-term liabilities:
Term loan - long term	20,233	21,250
Revolving loan	18,233	18,073
Other long-term obligations	3,085	6,909
Total long-term liabilities	41,551	46,232
Total liabilities	116,916	130,342
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,725 shares, respectively	45,629	45,227
Retained earnings	72,209	67,928
Accumulated other comprehensive loss	(5,076)	(7,573)
Total shareholders’ equity	112,762	105,582
Total liabilities and shareholders’ equity	$229,678	$235,924

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